Adamis Pharmaceuticals Corporation 8-K
Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is dated as of June 26, 2013, by and between Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and the subscribers identified on Schedule 1 hereto, which may be amended from time to time prior to Closing (the “Subscribers”).

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers, as provided herein, and the Subscribers shall purchase for up to $6,300,000 (“Purchase Price”), in the aggregate, (i) convertible secured promissory notes of the Company (“Note” or “Notes”) having an aggregate principal amount of up to $7,000,000 (“Principal Amount”), a form of which is annexed hereto as Exhibit A, convertible into shares of the Company’s common stock, $0.0001 par value (the “Common Stock”) at a per share conversion price set forth in the Notes (“Conversion Price”); and (ii) warrants (the “Warrants”) in the form attached hereto as Exhibit B, to purchase shares of the Company’s Common Stock (the “Warrant Shares”) (the “Offering”).  The Notes, shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares”), the Warrants, and the Warrant Shares are collectively referred to herein as the “Securities”; and

WHEREAS, Gemini Master Fund, Ltd. (“Gemini”), one of the Subscribers, currently holds that certain 10% Senior Convertible Note issued to Gemini by the Company in the original principal amount of $500,000 on or about June 11, 2012 (“Gemini Note”), which Gemini Note currently has an outstanding balance consisting of $500,000 in principal and accrued but unpaid interest thereunder; and

WHEREAS, the aggregate proceeds of the sale of the Notes and the Warrants contemplated hereby, including the Gemini Note, shall be held in escrow by Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581 (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1.           Closing.

(a)           Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the “Closing Date” Subscribers shall purchase and the Company shall sell to such Subscribers the Notes and Warrants as described in Section 2 below.  The minimum amount of Purchase Price that a Subscriber may invest shall not be less than $500,000.  The date the Escrow Agent releases the funds received from one or more Subscribers to the Company and releases the Escrow Documents (as defined in the Escrow Agreement) to the parties in accordance with the provisions of the Escrow Agreement shall be the Closing Date with respect to such released funds and Escrow Documents, and such release is referred to herein as the “Closing.”  There shall be only one Closing.

(b)           The Purchase Price payable by each Subscriber hereunder shall equal 90% of the original principal amount of the Note being purchased by such Subscriber hereunder.  Each Subscriber’s payment of its Purchase Price hereunder shall be payable by wire transfer of immediately funds to the Escrow Agent, or, in the case of Gemini, the surrender of the Gemini Note to the Escrow Agent.  Gemini’s surrender of the Gemini Note shall constitute payment in full for its Purchase Price hereunder, and the Notes and Warrants being issued to Gemini hereunder are being issued in substitution and exchange for the Gemini Note.   Pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”), the holding period for the Note issued to Gemini hereunder (and the Conversion Shares thereunder) shall tack back to June 11, 2012 (the original issue date of the Gemini Note).  Subject to the remainder of this Section, the Company agrees not to take a position contrary to this paragraph, and the Company agrees to take all actions, including without limitation the issuance by its legal counsel of any necessary legal opinions, necessary to issue such Conversion Shares without restriction and not containing any restrictive legend without the need for any action by Gemini.  Notwithstanding anything contained herein or the other Transaction Documents, Gemini agrees that it will not sell, transfer or otherwise dispose of any Conversion Shares until the earliest to occur of (i) the Effective Date of the Registration Statement (as such terms are defined below), (ii) the date which is six months following the Closing Date, or (iii) the date on which all of Conversion Shares issued or issuable to the other Subscribers may otherwise be freely sold by such other Subscribers pursuant to Rule 144 or otherwise.

2.           Notes and Warrants.

(a)           Notes.   Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Subscriber shall purchase from the Company, and the Company shall sell to each such Subscriber, a Note in the Principal Amount designated on Schedule 1 hereto for each such Subscriber’s Purchase Price indicated thereon.

(b)           Warrants.  On the Closing Date, the Company will issue and deliver the Warrants to the Subscribers.  A Warrant to purchase one Warrant Share for each Conversion Share issuable upon conversion of the Notes at the Conversion Price in effect on the Closing Date.  The initial exercise price to acquire a Warrant Share upon exercise of a Warrant shall be 110% of the closing price of the Common Stock as reported by Bloomberg L.P. for the Principal Market [as defined in Section 9(b)] for the last Trading Day preceding the Closing Date, subject to reduction as described in the Warrants.  The Warrants shall be exercisable until five years after the issue date of the Warrants.

(c)           Allocation of Purchase Price.   The Purchase Price will be allocated by each Subscriber, at each Subscriber’s election, among the components of the Securities so that each component of the Securities will be fully paid and non-assessable, and acquired for value.

3.           Security Interest.   On the Closing Date, the Subscribers will appoint a collateral agent (the “Collateral Agent”) to act on behalf of the Subscribers as set forth in a “Security Agreement,” a form of which is annexed hereto as Exhibit D.  The Collateral Agent will be granted a senior security interest in the assets of the Company on behalf of the Subscribers, which security interest will be memorialized in the Security Agreement.  The Company will acknowledge the appointment of the Collateral Agent to act on behalf of the Subscribers as set forth in the Security Agreement.   The Company will execute such other agreements, documents and financing statements reasonably requested by the Subscribers and the Collateral Agent to memorialize and further protect the security interest described herein, which will be filed at the Company’s expense with the jurisdictions, states and counties reasonably designated by the Subscribers.  Subsequent to the Closing, the Company will also execute all such documents reasonably necessary in the opinion of the Collateral Agent to memorialize and further protect the security interest described herein which will be prepared and filed at the Company’s expense with the jurisdictions, states and filing offices designated by the Collateral Agent.

4.           Subscriber Representations and Warranties.  Each of the Subscribers hereby represents and warrants to and agrees with the Company with respect only to such Subscriber that:

(a)           Organization and Standing of the Subscriber.  Subscriber, to the extent applicable, is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)           Authorization and Power.  Such Subscriber has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents (as defined herein) and to purchase the Note and Warrants being sold to it hereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action, and no further consent or authorization of Subscriber or its board of directors, members or stockholders, if applicable, is required.  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by such Subscriber and constitutes, or shall constitute, when executed and delivered, a valid and binding obligation of such Subscriber, enforceable against Subscriber in accordance with the terms thereof.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by such Subscriber of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents, bylaws or other organizational documents, if applicable; (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which such Subscriber is a party; or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Subscriber).  Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents  nor to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Information on Company.   Such Subscriber has been furnished with or has had access to the EDGAR Website of the Commission to the Company’s filings made with the Commission during the period from the date that is two years preceding the date hereof through the tenth Business Day (as defined in Section 13(h) herein) preceding the Closing Date (including the documents filed as exhibits to such filings, hereinafter referred to collectively as the “Reports”).  Subscribers are not deemed to have any knowledge of any information not included in the Reports unless such information is delivered in the manner described in the next sentence.  In addition, such Subscriber may have received in writing from the Company such other information concerning its operations, financial condition and other matters as such Subscriber has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the “Other Written Information”), and considered all factors such Subscriber deems material in deciding on the advisability of investing in the Securities.  Such Subscriber was afforded (i) the opportunity to ask such questions as such Subscriber deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of acquiring the Securities; (ii) the right of access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Subscriber to evaluate the Securities; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to acquiring the Securities.

(e)           Information on Subscriber.   Such Subscriber is, and will be at the time of the conversion of the Notes, exercise of the Warrants, an “accredited investor,” as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Such Subscriber has the authority and is duly and legally qualified to purchase and own the Securities.  Such Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on Schedule 1 hereto regarding such Subscriber is accurate.

(f)           Purchase of Notes and Warrants.  On the Closing Date, such Subscriber will purchase the Note and Warrants as principal for its own account and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)           Restricted Securities.   Such Subscriber understands that the Securities have not been registered under the 1933 Act nor under any state securities laws or regulations and such Subscriber shall not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below), provided that each such Affiliate is an “accredited investor,” as such term is defined under Regulation D, and such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.   For purposes of this definition, “control” means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.   In any event, and subject to compliance with applicable securities laws, commencing 180 days after the Closing Date, Subscriber may enter into lawful hedging transactions in the course of hedging the position they assume and the Subscriber may also enter into lawful Short Sales or other derivative transactions relating to the Securities, or interests in the Securities, and deliver the Securities, or interests in the Securities, to close out their short or other positions or otherwise settle other transactions, or loan or pledge the Securities, or interests in the Securities, to third parties who in turn may dispose of these Securities.  Subscriber agrees not to engage in Short Sales prior to 180 days after the Closing Date.  “Short Sales” means all “short sales” as defined in rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

(h)           Conversion Shares and Warrant Shares Legend.  The Conversion Shares and Warrant Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(i)           Notes and Warrants Legend.  The Notes and Warrants shall bear the following legend:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE -OR-  EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(j)           Communication of Offer.  The offer to sell the Securities was directly communicated to such Subscriber by the Company.  At no time was such Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)           No Governmental Review.  Such Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(l)            Correctness of Representations.  Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless Subscriber otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date.

(m)           Independent Decision.  The decision of such Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions.

(n)           No General Solicitation.  Such Subscriber is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(o)           Survival.  The foregoing representations and warranties shall survive the Closing Date.

5.           Company Representations and Warranties.  Except as set forth in the Schedules or in the Reports, the Company represents and warrants to and agrees with each Subscriber that:

(a)           Due Incorporation.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (as defined herein).  For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company and its Subsidiaries taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which (A) more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or (B) is under the actual control of the Company.  The Company represents that as of the date of this Agreement and the Closing Date, the Company owns the Subsidiaries identified on Schedule 5(a) and the amount of equity of each such Subsidiary as set forth on Schedule 5(a).  The Company further represents that other than the name “Cellegy Pharmaceuticals, Inc.,” it has not been known by any other names for the five (5) years preceding the date of this Agreement.  The value of the assets of the Company’s Biosyn, Inc. Subsidiary is not significant and is insignificant relative to the value of the Company as a whole.  So long as any Notes are outstanding, without the prior written Consent of the Subscribers, the Company shall not transfer, or permit any Affiliate of the Company to transfer, any significant dollar amount or value of assets to Biosyn, and the Company shall ensure that Biosyn  does not engage in any operations other than operations that are immaterial relative to the value of Biosyn.  The Company further represents that the Company and each of its Subsidiaries owns no real property.  Upon occurrence of an Event of Default that is not cured during any applicable cure period, the Company shall cause Biosyn to deliver to the Subscribers an executed Additional Debtor Joinder and Subsidiary Guaranty.

(b)           Outstanding Stock.  All issued and outstanding shares of capital stock and equity interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)           Authority; Enforceability.  This Agreement, the Notes, Warrants, Security Agreement, Subsidiary Guarantees, Intercreditor Agreement, Waiver and Consent Agreement, the Escrow Agreement, and any other agreements delivered or required to be delivered together with or pursuant to this Agreement or in connection herewith (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.   The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)           Capitalization and Additional Issuances.   The authorized and outstanding capital stock of the Company on a fully diluted basis and all outstanding rights to acquire or receive, directly or indirectly, any equity of the Company or any Subsidiary as of the date of this Agreement and the Closing Date (not including the Securities) are set forth on Schedule 5(d).  Except as set forth on Schedule 5(d), there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or granting any right to subscribe for any shares of capital stock or other equity interest of the Company.  The only officer, director, employee and consultant stock option or stock incentive plans or similar plans currently in effect or currently contemplated by the Company (as the same may be amended only to extend the expiration of the term of the plan) are described in the Reports.  Except as set forth on Schedule 5(d), there are no preemptive rights, rights of first refusal, rights of participation or any similar right to participate in the transactions contemplated by the Transaction Documents.

(e)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, Subsidiaries or any of their Affiliates, any Principal Market [as defined in Section 9(b)], or the Company’s stockholders (except for such stockholder approvals, if any, as may be required in order to increase the number of authorized shares of Common Stock under the Company’s amended and restated certificate of incorporation if required by virtue of anti-dilution or other adjustments to the conversion price or the exercise price of the Notes or Warrants after the Closing Date) is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities.  The Transaction Documents and the Company’s performance of its obligations thereunder have been approved by the Company’s board of directors in accordance with the Company’s certificate of incorporation and applicable law.  Any such qualifications and filings will, in the case of qualifications, be effective upon Closing and will, in the case of filings, be made within the time prescribed by law.

(f)           No Violation or Conflict.  Except as set forth on Schedule 5(f), and subject to the execution and receipt of the approvals set forth in Schedule 5(f) and assuming the representations and warranties of the Subscriber in Section 4 are true and correct, neither the issuance nor the sale of the Securities nor the performance of the Company’s obligations under the Transaction Documents by the Company, will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, except for third party license agreements, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party, except in each of the above cases the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)          result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates except in favor of each Subscriber as described herein; or

(iii)         other than those that will have been validly waived as of the Closing, result in the activation of any rights of first refusal, participation rights, pre-emptive rights, anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of the Company, or the holder of the right to receive any debt, equity or security instrument of the Company nor result in the acceleration of the due date of any obligation of the Company; or

(iv)         result in the triggering of any piggy-back or other registration rights that have not been waived as of the Closing of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)           The Securities.  The Securities upon issuance:

(i)           are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)          have been, or will be, duly and validly authorized and on the dates of issuance of the Notes, Warrants, the Conversion Shares upon conversion of the Notes, and the Warrant Shares upon exercise of the Warrants, such Notes, Warrants, Conversion Shares and Warrant Shares will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement or an exemption from registration, will be free trading, unrestricted and unlegended;

(iii)         will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities or debt of the Company;

(iv)         will not subject the holders thereof to personal liability by reason of being such holders;

(v)         assuming the representations and warranties of the Subscribers as set forth in Section 4 hereof are materially true and correct, will not result in a violation of Section 5 under the 1933 Act.

(h)           Litigation.  Other than as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Affiliates that would affect the execution by the Company or the complete and timely performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)            No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold in violation of Regulation M promulgated under the 1934 Act.

(j)            Information Concerning Company.  As of the date of this Agreement and the Closing Date, the Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates required to be disclosed therein. Since March 31, 2012, and except as disclosed in the Reports or modified in the Reports and Other Written Information or in the Schedules hereto, there has been no Material Adverse Effect relating to the Company’s business, financial condition or affairs. The Reports and Other Written Information including the financial statements included therein do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances and when made.  The financial statements of the Company included in the Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(k)           Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the Offering, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(l)            Defaults.  The Company is not in violation of its certificate of incorporation or bylaws.   To its knowledge, the Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters which default would have a Material Adverse Effect, or (iii) not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(m)          No Integrated Offering.   Except as set forth on Schedule 5(m), neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act in a way that would jeopardize the availability of any applicable federal or state securities law exemption for the offer and sale of the Securities, or any applicable stockholder approval provisions of, including, without limitation, under the rules and regulations of the OTCQB [as defined in Section 5(v)], if any.  No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its Affiliates will take any action or suffer any inaction or conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Securities or that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(n)           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o)           No Undisclosed Liabilities.  The Company has no liabilities or obligations that should be disclosed in its financial statements in accordance with GAAP which are material, individually or in the aggregate, other than those set forth on its financial statements contained in the Reports or those incurred in the ordinary course of the Company’s business since March 31, 2012, and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p)           No Undisclosed Events or Circumstances.  Since March 31, 2012, except as disclosed in the Reports, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(q)           Dilution.   The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The board of directors of the Company has concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

(r)            No Disagreements with Accountants and Lawyers.  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers previously and presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date.  The Company’s accounting firm is set forth on Schedule 5(r).  To the knowledge and belief of the Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending March 31, 2013.

(s)           Investment Company.  Neither the Company nor any Affiliate of the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t)            Foreign Corrupt Practices.   Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(u)           Reporting Company/Shell Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has a class of securities registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.  As of the Closing Date, the Company is not a “shell company” nor a “former shell company” as those terms are employed in Rule 144 under the 1933 Act.

(v)           Listing.  The Company’s Common Stock is quoted on the OTC QB Marketplace of the OTC Market Groups, Inc. (“OTCQB”) under the symbol ADMP.  The Company has not received any pending oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the OTCQB nor that its Common Stock does not meet all requirements for the continuation of such quotation.

(w)          DTC Status.  The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.   The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 5(w) hereto.

(x)            Title to Assets.  The Company owns no real property.  Except as may be sold in the ordinary course of business, the Company has good title to all of its personal property reflected in the Reports as owned by the Company, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those that, individually or in the aggregate, do not cause and are not reasonably likely to cause a Material Adverse Effect.  All leases of the Company are valid and subsisting and in full force and effect.

(y)           Compliance with Law. To its knowledge, the business of the Company has been and is presently being conducted in accordance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(z)            Taxes. The Company has accurately prepared and filed all federal, state, foreign and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and that are not currently due and payable. None of the federal income tax returns of the have been audited by the Internal Revenue Service (the “IRS”). The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any completed tax period, nor of any basis for any such assessment, adjustment or contingency.

(aa)         Intellectual Property.

(i)            The term “Intellectual Property Rights” includes:

1.
 the Company’s rights regarding the name of the Company and each Subsidiary and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications of the Company and each Subsidiary owned by the Company that are (A) identified in the Reports, or (B) material for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchaser to be conducted (collectively, “Marks'');

2.
all patents, patent applications, and inventions and discoveries that may be patentable and in each case that are owned by the Company or any Subsidiary  that are (A) identified in the Reports, or (B) material for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchaser to be conducted (collectively, “Patents'');

3.
all copyrights in both published works and published works owned by the Company or any Subsidiary that are (A) identified in the Reports, or (B) material for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchaser to be conducted (collectively, “Copyrights”);

4.	all rights in mask works owned by the Company or any Subsidiary (collectively, “Rights in Mask Works''); and

5.
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets''); owned by the Company or any Subsidiary that are (A) identified in the Reports, or (B) material for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchaser to be conducted.

(ii)           Agreements. There are no outstanding and, to Company’s knowledge, no threatened disputes or disagreements with respect to any agreements relating to any Intellectual Property Rights to which the Company is a party or by which the Company is bound.

(iii)          Know-How Necessary for the Business.  Except for such instances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Intellectual Property Rights (together with intellectual property rights licensed by the Company) are all those necessary for the operation of the Company’s businesses as it is currently conducted or as represented, in writing, to the Purchaser to be conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Rights.  No employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than of the Company.

(iv)          Patents.  Except for such instances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (A) the Company is the owner of all right, title and interest in and to each of the Patents, free and clear of all Liens and other adverse claims; (B) all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date; (C) no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding; (D) except as set forth in Schedule 3.1(o), (1) there is no potentially interfering patent or patent application of any third party, and (2) no Patent is infringed or has been challenged or threatened in any way; and (E) none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)           Trademarks.  Except for such instances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (A) the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens and other adverse claims; (B) all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date; (C) except as set forth in Schedule 3.1(o), no Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, no such action is currently threatened with respect to any of the Marks; (D) (1) there is no potentially interfering trademark or trademark application of any third party, and (2) no Mark is infringed or has been challenged or threatened in any way; and (E) none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)          Copyrights.  Except for such instances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) to the Company’s knowledge, the Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens and other adverse claims; (ii) the Company does not have any registered Copyrights; (iii) to the Company’s knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party; and (iv) all works encompassed by the Copyrights have been marked with the proper copyright notice, if required to establish copyright protection for such works.

(vii)         Trade Secrets.  Except for such instances, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (A) with respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (B) the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; (C) the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets; (D) the Trade Secrets are not part of the public knowledge or literature, and, to the Company’s knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other the Company) or to the detriment of the Company; and (E) no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.  The Company’s material Intellectual Property Rights are described in the Reports.

(bb)         Books and Record Internal Accounting Controls. The books and records of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. Except as disclosed in the Reports under the heading “Controls and Procedures,” the Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities.

(cc)         Material Agreements.  The Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or applicable form (collectively, “Material Agreements”) if the Company was registering securities under the Securities Act, that has not been so filed.  To the Company’s knowledge, the Company has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, has received no notice of default and are not in default under any Material Agreement now in effect, in each of the above cases where the failure to perform such obligations or the result of which default would reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Company’s certificate of incorporation or in the Transaction Documents or as disclosed in the Reports, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits the payment of dividends on the Common Stock.

(dd)         Transactions with Affiliates. Except as set forth in the Reports, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (i) the Company on the one hand, and (ii) on the other hand, any officer or director of the Company, or any Affiliate.

(ee)         Sarbanes-Oxley Act. Except as disclosed in the Reports under the heading “Controls and Procedures,” the Company is in material compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder that are effective, and applicable to the Company as of the date hereof.

(ff)           Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged in light of the size and activities of the Company and its Subsidiaries.  To the best of Company’s knowledge, such insurance contracts and policies are valid and in full force and effect.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s business.

(gg)         Application Of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable, as of the Closing Date, any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or the laws of its state of incorporation that is or could become applicable to the Subscribers as a result of the Subscribers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Subscribers’ ownership of the Securities.

(hh)         Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP and that would be reasonably likely to have a Material Adverse Effect.

(ii)           Material Non-Public Information. Except with respect to the transactions contemplated hereby that will be publicly disclosed, and with respect to information given to the Subscriber, if any, which the Company hereby confirms will not constitute material non-public information as of the date that is earlier to occur of (a) three months after the Closing Date, or (b) the filing date of the registration statement contemplated by Section 11 below, the Company has not provided any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information.  The Company acknowledges that the Subscriber will rely on the above representation when effecting sales of the Securities.

(jj)           Environmental Compliance. The Company has obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws and used in its business or in the business of any of its Subsidiaries, unless the failure to possess such approvals, authorizations, certificates, consents, licenses, orders or permits, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, the Company is also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws and there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(kk)         Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(ll)           Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(mm)       Office of Foreign Assets Control.  Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(nn)         Correctness of Representations.   The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date, in which case such representation or warranty shall be true as of such date.  The Company makes each of the representations contained in Sections 5(a), (b), (c), (d), (e), (f), (h), (j), (k), (l), (o), (p), (r), (s), (t), (x), (y), (z), (aa), (bb), (cc), (dd), (ff), (gg), (hh), (jj), (kk), (ll), and (mm) of this Agreement, as same relate or could be applicable to each Subsidiary, mutatis mutandum, provided, that in each case any determination of materiality or “Material Adverse Effect” shall be made with respect to the Company and all Subsidiaries, taken together.  All representations made by or relating to the Company of a historical or prospective nature and all undertakings described in Section 9 shall relate, apply and refer to the Company and Subsidiaries and their predecessors and successors.

(oo)        Survival.  The foregoing representations and warranties shall survive the Closing Date.

6.           Regulation D Offering/Legal Opinion.  The offer and issuance of the Securities to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder.  On the Closing Date, the Company will provide opinions reasonably acceptable to the Subscribers in substantially the form annexed hereto as Exhibit E from the Company’s legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by Subscribers.   The Company will provide, at the Company’s expense, to the Subscribers, such other legal opinions as are reasonably necessary in each Subscriber’s reasonable opinion for the issuance of the Securities and the resale of the Securities pursuant to an effective registration statement, Rule 144 under the 1933 Act or an exemption from registration at the time of disposition of the Securities, provided the sale of such Securities qualifies for such exemption or is covered by a Registration Statement.

7.           Maximum Conversion.  A Subscriber shall not be entitled to convert on a Conversion Date that amount of a Note nor may the Company make any payment including principal, interest, or liquidated or other damages by delivery of Conversion Shares in connection with that number of Conversion Shares which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such Subscriber and its Affiliates on a Conversion Date or payment date, and (ii) the number of Conversion Shares issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a calculation date, which would result in beneficial ownership by Subscriber and its Affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.  Subject to the foregoing, the Subscriber shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the Subscriber may exceed 4.99%.  The Subscriber shall have the authority to determine whether the restriction contained in this Section 7.3 will limit any conversion of a Note and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies.  The Subscriber may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company.  Subscriber may allocate which of the equity of the Company deemed beneficially owned by Subscriber shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

8.           Fees.

(a)           Broker’s Commission.  The Company on the one hand, and each Subscriber (for such Subscriber only) on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions.  The Company represents that to the best of its knowledge, except as set forth on Schedule 8(a), there are no parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments for the Company in connection with the Offering.  The Company agrees to pay, upon Closing the fees described on Schedule 8(a) hereto (“Fees”).  Anything in this Agreement to the contrary notwithstanding, each Subscriber is providing indemnification only for such Subscriber’s own actions and not for any action of any other Subscriber.  The liability of the Company and each Subscriber’s liability hereunder is several and not joint.

(b)           Subscriber’s Legal Fees.   The Company shall pay to Grushko & Mittman, P.C., a cash fee of $30,000 (“Legal Fees”) (of which $10,000 has been paid) as reimbursement for services rendered in connection with the transactions described in the Transaction Documents.  The Legal Fees will be payable out of funds held pursuant to the Escrow Agreement.  Grushko & Mittman, P.C. will be reimbursed at Closing by the Company for all lien searches, filing fees, and reasonable printing and shipping costs for the closing statements to be delivered to Subscribers.

9.           Covenants of the Company.  The Company covenants and agrees with the Subscribers as follows:

(a)           Stop Orders.  Subject to the prior notice requirement described in Section 9(n), the Company will advise the Subscribers within twenty-four hours after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws, provided to the extent not in violation of such federal or state securities law at least five (5) days prior notice of such instruction is given to the Subscribers.

(b)           Listing/Quotation.   The Company shall promptly secure the quotation or listing of and include the Conversion Shares and Warrant Shares for listing upon each national securities exchange, electronic bulletin board, or automated quotation system upon which the Company’s Common Stock is quoted or listed and shall maintain same so long as any Securities are outstanding or are issuable.  The Company will maintain the quotation or listing of its Common Stock on the New York Stock Exchange, NYSE MKT, NASDAQ Capital Market, NASDAQ Global Market, NASDAQ Global Select Market, the OTC Bulletin Board, the OTCQB, or the OTC QX Marketplace, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable.  Subject to the limitation set forth in Section 9(n), the Company will provide Subscribers with copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.  As of the date of this Agreement and the Closing Date, the OTCQB is the Principal Market.

(c)           Market Regulations.  If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscribers and promptly provide copies thereof to the Subscribers.

(d)           Filing Requirements.   From the date of this Agreement and until the later to occur of (i) none of the Notes are outstanding (the “End Date”), or (ii) all the Conversion Shares and Warrant Shares (assuming cashless exercise) have been resold or transferred or are eligible to be transferred by the Subscribers pursuant to a registration statement or pursuant to Rule 144(b)(1)(i), the Company will (A) comply in all respects with its reporting and filing obligations under the 1934 Act, (B) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act even if the Company is not subject to such reporting requirements sufficient to permit Subscriber to be able to resell the Conversion Shares and Warrant Shares pursuant to Rule 144(b)(i), (C) comply with all requirements related to any registration statement filed pursuant to this Agreement, (D) use its commercially reasonable best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Until the later of the End Date or no Warrants are outstanding, the Company will satisfy its obligations to continue the listing or quotation of the Common Stock on a Principal Market and comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D promulgated under the 1934 Act.

(e)           Use of Proceeds.   The proceeds of the Offering will be substantially employed by the Company for the purposes set forth on Schedule 9(e) hereto.  Except as described on Schedule 9(e), the proceeds of the Offering may not and will not be used for accrued and unpaid officer and director salaries, nor payment of financing related debt nor redemption of outstanding notes or equity instruments of the Company nor non-trade payables outstanding on the Closing Date.

(f)            Reservation.   Prior to the Closing, the Company undertakes to reserve on behalf of Subscribers from its authorized but unissued Common Stock, a number of shares of Common Stock equal to 150% of the amount of Common Stock necessary to allow Subscribers to be able to convert all of the Notes (including interest that would accrue thereon through the Maturity Date (as defined in the Notes)) and 100% of the amount of Warrant Shares issuable upon exercise of the Warrants (“Required Reservation”).   Failure to have sufficient shares reserved pursuant to this Section 9(f) at any time shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Notes.  Without waiving the foregoing requirement, if at any time Notes and Warrants are outstanding the Company has reserved on behalf of the Subscribers less than 125% of the amount necessary for full conversion of the outstanding Note principal and interest at the conversion price in effect on every such date and 100% of the Warrant Shares issuable upon exercise of outstanding Warrants (“Minimum Required Reservation”), the Company will promptly reserve the Minimum Required Reservation, or if there are insufficient authorized and available shares of Common Stock to do so, the Company will take all action necessary to increase its authorized capital to be able to fully satisfy its reservation requirements hereunder, including the filing of a preliminary proxy with the Commission not later than fifteen (15) days after the first day the Company has reserved less than the Minimum Required Reservation.  The Company agrees to provide notice to the Subscribers not later than five days after the date the Company has less than the Minimum Required Reservation reserved on behalf of the Subscribers.

(g)           DTC Program.  At all times that Notes or Warrants are outstanding, the Company will employ as the transfer agent for the Common Stock, Conversion Shares and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program and such Common Stock, Conversion Shares and Warrant Shares will be maintained as eligible for transfer pursuant to the Depository Trust Automated Securities Transfer Program.

(h)           Taxes.  From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(i)            Insurance.  As reasonably necessary as determined by the Company, from the date of this Agreement and until the End Date, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business and location, in amounts and to the extent and in the manner customary for companies in similar businesses similarly situated and located and to the extent available on commercially reasonable terms.

(j)            Books and Records.  From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

(k)           Governmental Authorities.   From the date of this Agreement and until the End Date, the Company shall use all commercially reasonable efforts to duly observe and conform in all material respects to all requirements of governmental authorities relating to the conduct of its business and to its properties or assets, where failure to observe and conform to such requirements would reasonably be expected to have a Material Adverse Effect.

(l)            Intellectual Property.  From the date of this Agreement and until the End Date, the Company shall use commercially reasonable efforts to maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to Intellectual Property Rights.  Schedule 9(l) hereto identifies its Intellectual Property Rights.

(m)          Properties.  From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases and claims to which it is a party or under which it occupies or has rights to property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.  The Company will not abandon any of its assets except for those assets which have negligible or marginal value or for which it is prudent, in the Company’s reasonable judgment, to do so under the circumstances.

(n)           Confidentiality.   From the date of this Agreement and until the End Date, the Company agrees that except in connection with a Form 8-K, Form 10-Q, Form 10-K and any registration statement which registers the Securities or statements regarding the Subscribers’ ownership of the Securities or in correspondence with the Commission regarding same, it will not disclose publicly or privately the identity of the Subscribers unless (i) expressly agreed to in writing by Subscribers, (ii) as needed in any dispute or proceeding with a Subscriber, (iii) in response to an inquiry by a governmental agency or a self-regulatory organization or (iv) to the extent required by law and then only upon not less than four (4) days prior notice to Subscribers.   Upon  delivery by the Company to the Subscribers after the Closing Date of any notice or information, in writing, electronically or otherwise, and while a Note and Warrants, Conversion Shares or Warrant Shares are held by such Subscribers, unless the  Company has in good faith determined that the matters relating to such notice or information do not constitute material, nonpublic information relating to the Company or Subsidiaries or unless such information is delivered to such Subscriber pursuant to a nondisclosure agreement between the Company and such Subscriber whereby such Subscriber has agreed to maintain material nonpublic information in confidence, the Company shall within four (4) days after any such delivery publicly disclose such  material,  nonpublic information on a Report on Form 8-K.  In the event that the Company believes that a notice or communication to Subscribers contains material, nonpublic information relating to the Company or Subsidiaries, except as required to be delivered in connection with this Agreement, the Company shall so indicate to Subscribers prior to delivery of such notice or information.  Subscribers will be granted five (5) days to notify the Company that Subscriber elects not to receive such information.  In the case that Subscriber elects not to receive such information, the Company will not deliver such information to Subscribers; provided that such failure to provide such information will not be deemed to be a default by the Company under the Transaction Documents.  In the absence of any such Company indication, Subscribers shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or Subsidiaries, taken together.  Notwithstanding anything to the contrary herein, the Company shall have no obligation to file a Report on Form 8-K and/or provide prior notification to a Subscriber in advance of delivering any notice or information that contains material nonpublic information to any Subscriber who is serving as a director or officer of the Company at the time of disclosure.  The Company agrees that any information known to Subscriber as of the Closing Date not already made public by the Company on or after the filing of the Form 8-K required to be filed pursuant to Section 9(o) below may be made public and disclosed by the Subscriber unless and to the extent that such information was disclosed to such Subscriber pursuant to a nondisclosure agreement between the Company and such Subscriber whereby such Subscriber has agreed to maintain material nonpublic information in confidence.

(o)         Disclosure of Offering.  The Company covenants and agrees that it will, within four (4) business days after the Closing Date, file a Report on Form 8-K with respect to the Transaction Documents and the material terms of the Offering.

(p)         Negative Covenants.   So long as Notes are outstanding, without the consent of a Majority in Interest (defined in Section 13(j) below), the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(i)           other than Liens identified on Schedule 9(p)(i), create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired except for (a) Liens upon the Company’s intellectual property in connection with a license, development, manufacturing, or distribution transaction or other partnering arrangement; (b) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s and other like Liens imposed by law and arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase, lease or licensing price of such property; and (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (g), a “Permitted Lien”);

(ii)          amend its certificate of incorporation or bylaws so as to materially and adversely affect any rights of the Subscribers with respect to the Securities except to increase the number of shares of Common Stock authorized or to designate a new series of Preferred Stock, or to effect a stock split or reverse stock split;

(iii)         repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Common Stock, preferred stock, or other equity securities other than to the extent permitted or required under the Transaction Documents and except pursuant to written agreements with employees, directors, officers or consultants providing for a right of repurchase at the original purchase price of such securities upon cessation of service, cessation of vesting, employment termination or similar events;

(iv)        except pursuant to agreements, plans, arrangements or instruments described in the Reports or as set forth on Schedule 9(p)(iv), or for awards pursuant to equity incentive plans described in the Reports as set forth on Schedule 5(d), engage in any transactions with any officer, director, employee or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 in any rolling 12 month period [in one or more transactions, all of which will be aggregated for purposes of this Section 9(p)(iv)] other than (i) for payment of salary, or fees for services rendered, pursuant to and on the terms of a written contract in effect at least five (5) days prior to the Closing Date, a copy of which has been provided to the Subscriber at least four (4) days prior to the Closing Date or disclosed in the Reports at least ten (10) days prior to the Closing Date, which contracts may be extended on terms customary and reasonable within the marketplace, (ii) reimbursement for authorized expenses incurred on behalf of the Company, (iii) for other employee benefits, including stock option or other equity agreements under any equity incentive plan of the Company disclosed in the Reports or on Schedule 5(d), (iv) or with respect to newly hired employees and officers on terms, conditions and arrangements, in the ordinary course of business, that is consistent with the foregoing, or (v) other transactions disclosed in the Reports; or

(v)         pay or redeem any financing related debt or securities, except as permitted pursuant to the Intercreditor Agreement.

(q)          Offering Restrictions.   Subject to the consent of a Majority in Interest, for so long as the Notes are outstanding, the Company will not enter into nor exercise any Equity Line of Credit or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (collectively, the “Variable Rate Restrictions”).   For purposes hereof, “Equity Line of Credit” shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and “Variable Priced Equity Linked Instruments” shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).  Variable Priced Equity Linked Instruments excludes any of same identified on Schedule 9(q).

(r)           Seniority.   Except for Permitted Liens, until the Notes are fully satisfied or converted, without written consent of a Majority in Interest, the Company and Subsidiaries shall not grant nor allow any security interest to be taken in any assets of the Company or any Subsidiary or any Subsidiary’s assets; nor issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any assets of the Company or any Subsidiary or any right to payment equal to or superior to any right of the Subscribers as holders of the Notes in or to such assets or payment.

(s)          Notices.   For so long as the Subscribers hold any Notes or Warrants is outstanding, the Company will maintain a United States address and United States fax number for notice and delivery purposes under the Transaction Documents.

(t)           Transactions with Insiders.  Except as permitted pursuant to Section 9(p)(iv), so long as the Notes are outstanding, without a consent of a Majority in Interest, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, materially amend, materially modify or materially supplement, or permit any Subsidiary to enter into, materially amend, materially modify or materially supplement, any agreement, transaction, commitment, or arrangement, in each case relating to the sale, transfer or assignment of any of the Company’s tangible or intangible assets with any of its Insiders (as defined below)(or any persons who were Insiders at any time during the previous two (2) years), or any Affiliates (as defined below) thereof, or with any individual related by blood, marriage, or adoption to any such individual, singularly or in the aggregate in a manner that materially adversely affects the rights of the Subscriber under the Transaction Documents and other than the payment of salary and other compensation made in the ordinary course of the Company’s business consistent with past practices and industry standards for entities similarly situated as the Company.  “Affiliate” for purposes of this Section 9(t) means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity.  For purposes hereof, “Insiders” shall mean any officer, or director of the Company, including but not limited to the Company’s president, chief executive officer, chief financial officer and chief operations officer, and any of their Affiliates or family members.

(u)         Reserved.

(v)         Notice of Event of Default.  The Company agrees to notify Subscriber of the occurrence of an Event of Default (as defined and employed in the Transaction Documents) not later than five (5) days after any of the Company’s officers or directors becomes aware of such Event of Default.

(w)         Further Registration Statements. The Company will not file any registration statements until there is an effective Registration Statement for the unrestricted resale of Subscriber’s Securities a further described in Section 11.1(a) below.

(x)          Intercreditor Agreement.   The Company will deliver to the Subscribers on or before the Closing Date and enforce the provisions of an Intercreditor Agreement, the form of which is annexed hereto as Exhibit F.

(y)         Waiver and Consent Agreement.   The Company will deliver to the Subscribers on or before the Closing Date and enforce the provisions of a Waiver and Consent Agreement, the form of which is annexed hereto as Exhibit G.

(z)          The Company acknowledges and agrees that a Subscriber may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the 1933 Act and who agrees in writing with the Company to be bound by the provisions of this Agreement and, if required under the terms of such arrangement and subject to compliance with applicable federal and state securities laws, such Subscriber may transfer pledged or secured Securities to the pledgees or secured parties in the event of a default relating to such pledge.  Absent special circumstances and subject to compliance with applicable federal and state securities laws, such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.   Further, no notice shall be required of such pledge.  At the appropriate Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

(aa)        Additional Debtor Joinder and Subsidiary Guaranty.  Each Subsidiary other than those expressly excluded on Schedule 5(a) will deliver to Subscribers upon Closing an executed Additional Debtor Joinder and Subsidiary Guaranty, forms of which are annexed to the Security Agreement annexed hereto as Exhibit D.

10.         Covenants of the Company Regarding Indemnification.

(a)          The Company agrees to indemnify, hold harmless, reimburse and defend the Subscribers, the Subscribers’ officers, directors, agents, counsel, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscribers or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty, or material misrepresentation, by Company in this Agreement or in any Exhibits or Schedules attached hereto in any Transaction Document; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other Transaction Document entered into by the Company and Subscribers relating hereto.

(b)         In no event shall the liability of the Subscribers or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber or successor upon the sale of Registrable Securities (as defined herein).

11.1.      Registration Rights.  The Company hereby grants the following registration rights to holders of the Securities.

(a)          The Company shall file with the Commission a registration statement on Form S-1 (the “Registration Statement”) (or such other form that it is eligible to use) in order to register the Registrable Securities for resale and distribution under the 1933 Act on or before sixty (60) days after the Closing Date (the “Filing Date”). The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable following the Filing Date (including filing with the Commission a request for acceleration of its effectiveness in accordance with Rule 461 within three (3) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be reviewed, or not be subject to further review), but in any event not later than one hundred and twenty (120) days after the Closing Date (the “Effective Date”).

To the extent permitted by the Commission, the Company will register not less than a number of shares of common stock in the aforedescribed Registration Statement that is equal to 125% of the Conversion Shares issued and issuable upon conversion of all the Notes issued on the Closing Date including interest for the entire term of the Notes and 100% of the Warrant Shares issuable upon exercise of the Warrants (collectively the “Registrable Securities”).   Any security which is Registrable Security (including Warrant Shares after giving effect to cashless exercise of the Warrants) shall cease being a Registrable Security once such Registrable Security has been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the 1933 Act or may be resold under Rule 144 without volume limitations or manner of sale requirements pursuant to Rule 144b(i)(i) (including, with respect to Warrant Shares, giving effect to the ability to net exercise the Warrants), and at such time as there are no longer any “Registrable Securities” as defined above (and in all events one year after the Closing Date), the Company may terminate the Registration Statement.  The Registrable Securities shall be reserved and set aside exclusively for the benefit of each Subscriber and Warrant holder, pro rata, and not issued, employed or reserved for anyone other than each Subscriber and Warrant holder.  The Company represents that there are no securities of the Company which would or could be aggregated with the Registrable Securities for purposes of Rule 415 and the Company will not take any action that could cause such aggregation.  Not later than twenty (20) days after first being permitted by applicable Commission rules and regulations, the registration statement will be amended by the Company or additional registration statements will be filed by the Company as necessary to register additional shares of Common Stock to allow the public resale of all Common Stock included in and issuable by virtue of the Registrable Securities.  Without the written consent of a Majority in Interest, no securities of the Company other than the Registrable Securities will be included in the Registration Statement.  It shall be deemed a default of the Company’s obligations if at any time after the date the Registration Statement is declared effective by the Commission (“Actual Effective Date”) the Company has registered for unrestricted resale on behalf of the Holders fewer than 90% of the amount of shares of Common Stock required to be registered therein (the difference between the amount required to be registered therein and the actual amount of shares registered being the “Shortfall”).  In such event the Company shall take all actions necessary to cause at least the amount of shares of Common Stock required to be registered therein to be registered within forty-five (45) days after the first day such Shortfall exists.  Failure to file the registration statement in accordance with the preceding sentence within thirty (30) days after the first day such Shortfall first exists or failure to cause such registration to become effective within forty-five (45) days after such Shortfall first exists shall be included in the definition of a Non-Registration Event set forth in Section 11.4.

If at any time after the date the Registration Statement is declared effective by the Commission (“Actual Effective Date”) the Company has registered for unrestricted resale on behalf of the Holders fewer than 90% of the amount of shares of Common Stock required to be registered therein (with any Cut Back Shares being deemed as not required to be registered) (the difference between the amount required to be registered therein and the actual amount of shares registered being the “Shortfall”), the Company will use its commercially reasonable best efforts to file a registration statement as soon as reasonably practicable but in all events within forty-five (45) days after the first day such Shortfall exists, and to cause such registration statement to become effective as soon as reasonably practicable thereafter.  If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a registration statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires any holder of Registrable Securities (a “Holder”) to be named as an “underwriter,” the Company shall use all reasonable efforts to persuade the Commission that the offering contemplated by the registration statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.”  The Holders (through a single counsel for all Holders) shall have the right to participate in and comment on any written submission made to the Commission with respect thereto.  No such written submission shall be made to the Commission regarding such issues to which such counsel reasonably objects.  In the event that, despite the Company’s efforts and compliance with the terms of this Section, the Commission refuses to alter its position, the Company shall (i) remove from the registration statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or

(ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415 and that no Holder is named as an “underwriter” in the registration statement without that Holder’s prior written consent (collectively, the “SEC Restrictions”).  Any cut-back imposed on the Holders pursuant to this Section shall be allocated first, to any shares included in the Registration Statement on behalf of any one who is not a Holder and then, among the Holders on a pro rata basis and shall be applied first to any Warrant Shares covered by such registration statement and then to any other shares of Common Stock covered by such registration statement, unless the SEC Restrictions otherwise require or provide or the Holders otherwise agree.  Provided that the number of Registrable Securities included in the Registration Statement after the application of any cutback is not less than 17.6 million shares [subject to adjustment as set forth in Section 13(p)], no limitation on the number of Registrable Securities included in the registration statement as a result of the application of Rule 415 shall be deemed to be a breach of any provision of the Transaction Documents, and no penalties, liquidated damages or other damages or other consequences under the Transaction Documents shall result from or accrue due to such initial cutback but shall accrue in connection with the obligation described in the next sentence.  In the event the Company amends the initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended.  In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment.

(b)         If the Company at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Subscribers or Holder pursuant to an effective registration statement, each such time it will give at least ten (10) days’ prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the holder, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of the Registrable Securities not previously registered pursuant to the Registration Statement which has not ceased to be a Registrable Security, the Company will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Seller” or “Sellers”). In the event that any registration pursuant to this Section 11.1(ii) shall be, in whole or in part, an underwritten or a registered direct public offering of common stock of the Company, the number of shares of Registrable Securities to be included in such an underwriting or registered direct offering may be reduced by the managing underwriter or managing placement agent if and to the extent that the Company and the underwriter or managing placement agent shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction.

(c)          The Subscribers hereby acknowledge that there may be times when the Company must suspend the use of a prospectus until such time as an amendment to the related registration statement has been filed by the Company and declared effective by the Commission or until the Company has amended or supplemented such prospectus.  Each Subscriber hereby covenants that it will not sell any securities pursuant to any prospectus during the period commencing at the time at which the Company gives the Sellers notice of the suspension of the use of such prospectus and ending at the time the Company gives the Sellers notice that the Sellers may thereafter effect sales pursuant to such prospectus.  Notwithstanding anything herein to the contrary, the Company shall not suspend use of any registration statement by the Sellers unless in the good faith determination of the Company such suspension is necessary (A) to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) to amend or supplement the affected registration statement or the related prospectus as required by the federal securities laws or so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, or (C) because it would be detrimental to the Company or its shareholders for sales to be made from such Registration Statement at such time, or that there exists a material development or potential material development involving the Company which the Company would be obligated to disclose in the prospectus contained in such registration statement, which disclosure would, in the good faith judgment of the Company, be materially detrimental to the Company at such time, or that it is advisable to suspend use of the prospectus not to exceed the period of time described below due to material undisclosed pending corporate developments or pending public filings with the Commission (which need not be described in detail) (an “Allowed Delay”); provided, however, that (X) except as otherwise provided by clause (Y) below, in the event that such suspension is required by the need for an amendment or supplement to a registration statement or a related prospectus, the Company shall promptly (taking into account the above factors) file such required amendments or supplements as shall be necessary for the disposition of the Registrable Securities to recommence, (Y) if the Company has determined in good faith that offers and sales pursuant to a prospectus should not be made by reason of the presence of potential material undisclosed circumstances or developments with respect to which the disclosure that would be required in the related registration statement would have a material adverse effect on the Company and its business, the Company may suspend the use of such prospectus and defer the filing of any required amendment or supplement for the minimum period of time reasonably necessary (taking into account the above factors) to avoid such adverse effect, and (Z) Allowed Delays may be imposed for not more than forty-five (45) days (which need not be consecutive days) in any twelve (12) month period (defined as every rolling period of three hundred and sixty-five (365) consecutive days commencing on the effective date).  Notwithstanding anything else herein, a Subscriber’s inability to sell Registrable Securities during an Allowed Delay shall not be deemed to be a breach or default, but will result in the accrual of liquidated damages hereunder.

11.2.      Registration Procedures. If and whenever the Company is required by the provisions of Section 11.1 to effect the registration of any Registrable Securities under the 1933 Act, the Company will, as expeditiously as possible:

(a)          subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 11.1 with respect to such securities and use its commercially reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), promptly provide to the holders of the Registrable Securities copies of all filings and Commission letters of comment and notify the Sellers  (by facsimile and by e-mail to an address, if any, provided by the Subscribers) and Grushko & Mittman, P.C. (by email to counslers@aol.com) on or before the second  Business Day thereafter that the Company receives notice that (i) the Commission has no comments or no further comments on the registration statement, and (ii) the registration statement has been declared effective (failure to timely provide notice as required by this Section 11.2(a) shall be a material breach of the Company’s obligation and an Event of Default as defined in the Notes and a Non-Registration Event as defined in Section 11.4 of this Agreement);

(b)         prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of one (1) year, and comply with the provisions of the 1933 Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Sellers’ intended method of disposition set forth in such registration statement for such period;

(c)          furnish to the Sellers, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(d)         [reserved];

(e)          list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f)           notify the Sellers within twenty-four (24) hours of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Registrable Securities;

(g)         provided same would not be in violation of the provision of Regulation FD under the 1934 Act, make available for inspection by the Sellers during reasonable business hours,  and any attorney, accountant or other agent retained by the Sellers, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the Sellers, attorney, accountant or agent in connection with such registration statement at such requesting Seller’s expense; and

(h)         provide to the Sellers copies of the registration statement and amendments thereto five (5) Business Days prior to the filing thereof with the Commission.  Any Seller’s failure to comment on any registration statement or other document provided to a Subscriber or its counsel shall not be construed to constitute approval thereof nor the accuracy thereof.

11.3.      Provision of Documents.  In connection with each registration described in this Section 11, each Seller will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

11.4.      Non-Registration Events.  The Company agrees that the Sellers will suffer damages if the registration statement is not filed or is not declared effective by the Commission by the dates described herein and accordingly, if (A) due to the action or inaction of the Company a registration statement is not declared effective within five days after receipt by the Company or its attorneys of a written or oral communication from the Commission that the registration statement will not be reviewed or that the Commission has no further comments, (B) any registration statement described in Section 11.1(a) is not filed by the Filing Date, or is not declared effective by the Effective Date or any other date set forth in Section 11.1(a), or (C) any registration statement described in Sections 11.1(a), 11.1(b) or 11.1(c) is filed and declared effective but shall thereafter cease to be effective without being succeeded within twenty-two (22) Business Days by an effective replacement or amended registration statement or for a period of time which shall exceed thirty (30) days in the aggregate per year (defined as every rolling period of three hundred and sixty-five (365) consecutive days commencing on the effective date) (each such event shall be a “Non-Registration Event”), then the Company shall pay to the holder of Registrable Securities, as Liquidated Damages, an amount equal to one and one-half percent (1.5%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the principal amount of the outstanding Notes and purchase price of Conversion Shares and Warrant Shares issued upon conversion of Notes and exercise of Warrants held by Subscribers which are subject to such Non-Registration Event.  The Company must pay the Liquidated Damages in cash.  The Liquidated Damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.  In the event a registration statement is filed but is withdrawn prior to being declared effective by the Commission, then such registration statement will be deemed to have not been filed and Liquidated Damages will be calculated accordingly.  All oral or written communications received from the Commission relating to a registration statement must be responded to within ten (10) Business Days after receipt of such communication from the Commission.  Failure to timely respond to Commission communications is a Non-Registration Event for which Liquidated Damages shall accrue and be payable by the Company to the holders of Registrable Securities at the same rate and amounts set forth above calculated from the date the response was required to have been made.  Liquidated Damages shall not be payable pursuant to this Section 11.4 in connection with Registrable Securities for such times as such Registrable Securities may be freely sold by the holder thereof pursuant to Rule 144(b)(1)(i) without volume limitations.

11.5.      Expenses.  All expenses incurred by the Company in complying with Section 11, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of FINRA, transfer taxes, and fees of transfer agents and registrars (but excluding such fees relating to any transfer of Common Stock by a Subscriber that is unrelated to a resale under a Registration Statement), are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”  The Company will pay all Registration Expenses in connection with any registration statement described in Section 11.  Selling Expenses in connection with each such registration statement shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares included on behalf of the Seller relative to the aggregate number of shares included under such registration statement for all Sellers, or as all Sellers thereunder may agree.

11.6.      Indemnification and Contribution.

(a)          In the event of a registration of any Registrable Securities under the 1933 Act pursuant to Section 11, the Company will, to the extent permitted by law, indemnify and hold harmless the Seller, each of the officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 11.6(c) reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Company to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller in writing specifically for use in such registration statement or prospectus.

(b)          In the event of a registration of any of the Registrable Securities under the 1933 Act pursuant to Section 11, each Seller severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the 1933 Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities pursuant to such registration statement.

(c)          Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 11.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 11.6(c), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 11.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnifying party shall have reasonably concluded that there may be reasonable defenses available to indemnified party which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel, reasonably satisfactory to the indemnified and indemnifying party, and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)         In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 11.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 11.6; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities pursuant to such registration statement.

11.7.      Unlegended Shares and 144 Sales.

(a)          Delivery of Unlegended Shares.  Within three (3) Business Days (such fifth day being the “Unlegended Shares Delivery Date”) after the day on which the Company has received (i) a notice that Conversion Shares, Warrant Shares or any other Common Stock (acquired pursuant to or in connection with this Agreement or the Transaction Documents) held by the Subscriber has been sold pursuant to a registration statement or Rule 144 under the 1933 Act, or are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirements under rule 144 as to such shares are without volume and manner of sale restrictions or if such legend is not otherwise required under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Subscriber and, if required, Subscriber’s broker regarding compliance with the requirements of Rule 144 and any other documents reasonably required by the Company’s transfer agent, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Subscriber) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 4(h) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Common Stock certificate, if any, to the Subscriber at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.  Provided Unlegended Shares may be resold pursuant to the effective registration statement or Rule 144(b)(1) without volume or manner of sale limitations, the Company may deliver uncertificated shares in lieu of share certificates.

(b)         DWAC.   In lieu of delivering physical certificates representing the Unlegended Shares, upon request of Subscribers, so long as the certificates therefor do not bear a legend and the Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, provided that the Company’s Common Stock is DTC eligible and the Company’s transfer agent participates in the Deposit Withdrawal Agent Commission system.  Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c)          Late Delivery of Unlegended Shares.   The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11.7 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Subscriber.  As compensation to a Subscriber for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Subscriber for late delivery of Unlegended Shares in the amount of $100 per Business Day (increasing to $200 per Business Day after the tenth Business Day) after the Unlegended Shares Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default.  If during any three hundred and sixty (360) day period, the Company fails to deliver Unlegended Shares as required by this Section 11.7 for an aggregate of thirty (30) days, then each Subscriber or assignee holding Securities subject to such default may, at its option, require the Company to redeem all or any portion of the Unlegended Shares subject to such default at a price per share equal to the greater of (i) 120% of the purchase price paid or deemed paid by the Subscriber for the Unlegended Shares that were not timely delivered, or (ii) a fraction in which the numerator is the highest closing price of the Common Stock during the aforedescribed thirty (30) day period and the denominator of which is the lowest conversion price or exercise price, as the case may be, during such thirty (30) day period, multiplied by the price paid by Subscriber for such Common Stock (“Unlegended Redemption Amount”).  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.    To the extent that liquidated damages accrues under this Section, Section 2.5A of the Note and Section 2(d)(i) of the Warrant, then the Holder may elect which one of the Sections referring to such liquidated damages shall apply.

(d)         Injunction.  In the event a Subscriber shall request delivery of Unlegended Shares as described in Section 11 and the Company is required to deliver such Unlegended Shares pursuant to Section 11.7, the Company may not refuse to deliver Unlegended Shares based on any claim that such Subscriber or anyone associated or affiliated with such Subscriber has not complied with Subscriber’s obligations under the Transaction Documents, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of the greater of (i) 120% of the amount of the aggregate purchase price of the Common Stock which is subject to the injunction or temporary restraining order, or (ii) the closing price of the Common Stock on the Trading Day (as defined in Section 13(h) herein) before the issue date of the injunction multiplied by the number of Unlegended Shares to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

(e)          Buy-In.   In addition to any other rights available to Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Agreement and after the Unlegended Shares Delivery Date the Subscriber, or a broker on the Subscriber’s behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Subscriber of the shares of Common Stock which the Subscriber was entitled to receive from the Company (a “Buy-In”), then the Company shall promptly pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

(f)          144 Default.   At any time commencing six months after the Closing Date and ending on the End Date, in the event the Subscriber is not permitted to sell any of the Conversion Shares or Warrant Shares without such shares thereafter being subject to any resale restrictions or without any restrictive legend being put on the shares following their sale or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Subscriber of Rule 144 (a “144 Default”), for any reason including but not limited to failure by the Company to file quarterly, annual or any other filings required to be made by the Company by the required filing dates (provided that any filing made within the time for a valid extension shall be deemed to have been timely filed), or the Company’s failure to make information publicly available which would allow Subscriber’s reliance on Rule 144 in connection with sales of Conversion Shares or Warrant Shares, except due to a change in current applicable securities laws or because the Subscriber is an Affiliate (as defined under Rule 144) of the Company, then the Company shall pay such Subscriber as liquidated damages and not as a penalty for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) an amount equal to one and one-half percent (1.5%) of the purchase price of the Conversion Shares and Warrant Shares subject to such 144 Default.  Liquidated Damages shall not be payable pursuant to this Section 11.7(f) in connection with Shares for such times as such Shares may be sold by the holder thereof without any legend or volume or other restrictions (other than the availability of current public information) pursuant to Section 144(b)(1)(i) of the 1933 Act or pursuant to an effective registration statement.

12.         (a)            Favored Nations Provision.  Other than in connection with (i) full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, or pursuant to acquisitions of assets or intellectual property (or licensing of or rights to use assets or intellectual property) or similar strategic transactions approved by a majority of the non-employee directors of the Company, in each case so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with bona fide strategic license agreements and other bona fide partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options, restricted stock, restricted stock units or other equity awards to purchase Common Stock to officers, employees, and directors, and up to 200,000 shares or awards to consultants who perform consulting services to the Company,  pursuant to any option or equity incentive plan or agreement duly adopted for such purpose approved by a majority of the non-employee directors of the Company,

(iv) the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement on the unamended terms disclosed in the Reports and which securities are also described on Schedule 12(a), (v) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement, (vi) securities issued pursuant to stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock resulting in a proportionate and an equitable adjustment to the conversion price of the Notes or the exercise price of the Warrants, and (vii) placement agent warrants issuable to licensed broker dealers in connection with the transactions contemplated by this Agreement as described on Schedule 12(a) or underwriter warrants issued as compensation to licensed broker dealers in connection with underwritten public offerings (collectively, the foregoing (i) through (vii) are “Excepted Issuances”), if at any time the Notes or Warrants are outstanding, the Company shall agree to or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, or if less than the Warrant exercise price in effect at such time, without the consent of the a Majority in Interest, then the Conversion Price and Warrant exercise price shall automatically be reduced to such other lower price.  The Conversion Price of the Conversion Shares and exercise price in relation to the Warrant Shares shall be calculated separately for the Conversion Shares and Warrant Shares.  Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  For purposes of the adjustments described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or any warrant, right or option to purchase Common Stock shall result in the adjustment described above upon the sooner of (A) public announcement of, (B) the agreement to, or (C) actual issuance of such convertible security, warrant, right or options and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price or Warrant exercise price in effect upon such issuance.  A convertible instrument (including a right to purchase equity of the Company) issued, subject to an original issue or similar discount or which principal amount is directly or indirectly increased after issuance will be deemed to have been issued for the actual cash amount received by the Company in consideration of such convertible instrument.  The rights of Subscribers set forth in this Section 12(a) are in addition to any other rights the Subscribers have pursuant to this Agreement, the Notes, Warrants, any other Transaction Document, and any other agreement referred to or entered into in connection herewith or to which Subscribers and Company are parties.

(b)         Right of Participation.  Until twelve (12) months following the Closing Date, the Subscribers hereunder shall be given not less than ten (10)  days prior written notice of any proposed sale by the Company of its Common stock or other securities or equity linked debt obligations including but not limited to a registered direct offering; in connection with the Excepted Issuances (“Other Offering”).  If Subscribers elect to exercise their rights pursuant to this Section 12(b), the Subscribers shall have the right during the ten (10) days following receipt of the notice, to purchase in the aggregate up to all of such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale, relative to each other in proportion to the amount of Note Principal issued to them on Closing Date.  Subscribers who participate in such Other Offering shall be entitled at their option to purchase, in proportion to each other, the amount of such Other Offering that could have been purchased by Subscribers who do not exercise their rights hereunder until up to the entire Other Offering is purchased by Subscribers.  In the event such terms and conditions are modified during the notice period, Subscribers shall be given prompt notice of such modification and shall have the right during the ten (10) days following the notice of modification to exercise such right.

(c)          Until the later of (a) eighteen (18) months after the Closing Date, or (b) the Notes are no longer outstanding, the Subscriber is granted the right to elect to substitute any term or terms of any other offering in connection with which the Subscriber has rights as described in Section 12(a) or Section 12(b), for any term or terms of the Offering in connection with Securities owned by Subscriber as of the date the Subscriber’s rights pursuant to Section 12(a) are triggered or the date notice described in Section 12(b) is required to be given to Subscriber, at Subscriber’s election.

(d)         Maximum Exercise of Rights.  In the event the exercise of the rights described in Section 12(a), Section 12(b) and Section 12(c) would or could result in the issuance of an amount of Common Stock of the Company that would exceed the maximum amount that may be issued to a Subscriber calculated in the manner described in Section 7.3 of this Agreement, then the issuance of such additional shares of Common Stock of the Company to such Subscriber (but not the payment to the Company of the purchase price for the common stock or other securities or equity linked debt obligations sold in the Other Offering) will be deferred in whole or in part until such time as such Subscriber is able to beneficially own such Common Stock without exceeding the applicable maximum amount set forth calculated in the manner described in Section 7.3 of this Agreement and such Subscriber notifies the Company accordingly.

13.         Special Conditions.   The Company issued promissory notes (“Prior Notes”) to the persons and entities identified on Schedule 13 hereto (“Prior Lenders”), in the principal amounts and on the dates indicated thereon.  The amount outstanding to the Prior Lenders in connection with the Prior Notes as of the Closing Date is set forth on Schedule 13 (“Outstanding Prior Debt”).  Each Prior Lender may participate in the Offering and tender as payment of such Prior Lender’s Purchase Price, dollar-for-dollar the amount outstanding and owed to such Prior Lender in connection with such Prior Notes.  The Prior Lenders will deliver the Prior Notes to the Escrow Agent on or prior to the Closing Date to be exchanged for Notes.

14.         Miscellaneous.

(a)          Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice in accordance with this Section 13(a).  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:  if to the Company, to: Adamis Pharmaceuticals Corporation, 11455 El Camino Real, Suite 310, San Diego, CA 92130, Attn: Dennis J. Carlo, Ph.D., CEO, facsimile: 866.893.3622, with a copy by fax only to (which shall not constitute notice): Weintraub Tobin Chediak Coleman Grodin, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814, Attn: C. Kevin Kelso, Esq., facsimile: (916) 446-1611, and (ii) if to the Holder, to the address and facsimile number listed on Schedule 1 hereto, with a copy by fax only to (which shall not constitute notice): Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

(b)         Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Subscribers has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.   No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscribers.

(c)          Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d)         Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof or any other State.  Any action brought by any party against any other party hereto concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)          Specific Enforcement, Consent to Jurisdiction.  The Company and Subscribers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 13(d) hereof, the Company and each Subscriber hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)          Damages.   In the event the Subscriber is entitled to receive any liquidated or other damages pursuant to the Transactions Documents, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.  In the event the Subscriber is granted rights under different sections of the Transaction Documents relating to the same subject matter or which may be exercised contemporaneously, or pursuant to which damages or remedies are different, Subscriber is granted the right in Subscriber’s absolute discretion to proceed under such section as Subscriber elects.

(g)         Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscribers and thus refunded to the Company.  The Company agrees that it may not and actually waives any right to challenge the effectiveness or applicability of this Section 13(g).

(h)         Calendar Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  The terms “Business Days” and “Trading Days” shall mean days that the New York Stock Exchange is open for trading for three or more hours.  Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City.  Any deadline that falls on a non-Business Day in any of the Transaction Documents shall be automatically extended to the next Business Day and interest, if any, shall be calculated and payable through such extended period.

(i)           Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)           Consent.   As used in this Agreement and the other Transaction Documents and any other agreement delivered in connection herewith, “Consent of the Subscribers” or similar language means the consent of holders of more than fifty percent (50%) of each affected component of the Securities on the date consent is requested (such holders being a “Majority in Interest”).  A Majority in Interest may consent to take or forebear from any action permitted under or in connection with the Securities and Transaction Documents, modify any of the Securities and Transaction Documents or waive any default or requirement applicable to the Company, Subsidiaries or Subscribers under the Securities and Transaction Documents provided the effect of such action is equally applied or applicable to all the Subscribers.

(k)          Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(l)           Successor Laws.  References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms.  A successor rule to Rule 144(b)(1)(i) shall include any rule that would be available to a non-Affiliate of the Company for the sale of Common Stock not subject to volume restrictions and after a six month holding period.

(m)         Maximum Liability.   In no event shall the liability of the Subscribers or permitted assign hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber or successor upon the sale of Conversion Shares or Warrant Shares.

(n)         Independent Nature of Subscribers.     The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents. The Company acknowledges that each Subscriber has represented that the decision of each Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Subscriber pursuant hereto or thereto shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that it has elected to provide all Subscribers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Subscribers.  The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Subscribers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(o)         Equal Treatment.   No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the Subscribers and their permitted successors and assigns.

(p)         Adjustments.   The conversion price, Warrant exercise price, amount of Conversion Shares and Warrant Shares, trading volume amounts, price/volume amounts and similar figures in the Transaction Documents shall be equitably adjusted and as otherwise described in this Agreement, the Notes and Warrants.

[-SIGNATURE PAGES FOLLOW-]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ADAMIS PHARMACEUTICALS CORPORATION	Address for Notice: 11455 El Camino Real, Suite 310, San Diego, CA 92130

By:	/s/ DENNIS J. CARLO	Fax: (866) 893-3622
Name: Dennis J. Carlo
Title: Chief Executive Officer

With a copy to (which shall not constitute notice): Weintraub Tobin Chediak Coleman Grodin 400 Capitol Mall, 11th Floor Sacramento, CA 95814 Attn: C. Kevin Kelso, Esq. Fax: (916) 446-1611

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR SUBSCRIBER FOLLOWS]

[SUBSCRIBER SIGNATURE PAGES TO
ADAMIS PHARMACEUTICALS CORPORATION SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Subscriber: ________________________________________________________

Signature of Authorized Signatory of Subscriber: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: _____________________________________________

Facsimile Number of Authorized Signatory: __________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Purchase Price: $______________

Principal Amount of Note: $_________________

Warrant Shares: _________________

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Warrant
Exhibit C	Escrow Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Waiver and Consent Agreement
Schedule 1	List of Subscribers
Schedule 5(a)	Subsidiaries
Schedule 5(d)	Capitalization
Schedule 5(f)	Exceptions
Schedule 5(r)	Accountants
Schedule 5(w)	Transfer Agent
Schedule 5(ff)	Insurance Policy
Schedule 8(a)	Fees
Schedule 9(e)	Use of Proceeds
Schedule 9(l)	Intellectual Property
Schedule 9(p)(i)	Liens
Schedule 9(p)(iv)	Transactions with Affiliates
Schedule 9(q)	Variable Priced Equity Linked Instruments
Schedule 12(a)	Excepted Issuances

SCHEDULE 1

SUBSCRIBERS	PURCHASE PRICE	NOTE PRINCIPAL	WARRANTS

TOTALS

*  Surrender of Note with Interest in lieu of cash

SCHEDULES TO SUBSCRIPTION AGREEMENT

In connection with that certain Subscription Agreement dated on or about June 26, 2013 (the “Agreement” or the “Subscription Agreement”) and entered into by and among Adamis Pharmaceuticals Corporation (the “Company”) and each person or entity executing the Agreement as a “Subscriber,” the Company hereby delivers these schedules as contemplated by the Agreement.  The schedules and the information and disclosures contained herein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.  No reference or disclosure of any information or document in these Schedules shall be construed as a statement or admission that it is material unless otherwise indicated or that such item or other matter is required to be referred to or disclosed in these Schedules. Matters reflected in the schedules are not necessarily limited to matters required by the Subscription Agreement to be reflected in these schedules.   Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  Capitalized terms used but not defined herein shall have the same meanings given them in the Subscription Agreement.

Schedule 5(a)
Subsidiaries

The Company owns 100% of the outstanding common stock and all other equity of each of the following Subsidiaries.  All of the following Subsidiaries are incorporated in Delaware except Biosyn, Inc., which is a Pennsylvania corporation.

Adamis Laboratories, Inc. (“Adamis Labs”)

Adamis Viral Therapies, Inc. (“Adamis Viral”)

Adamis Corporation (“Adamis Corp.”)

Biosyn, Inc.

Biosyn, Inc. will not initially execute or deliver to Subscribers an Additional Debtor Joinder and Subsidiary Guaranty or any other Transaction Document in connection with the transactions contemplated by the Transaction Documents.

Schedule 5(d)
Capitalization

Authorized capital stock:

•	200,000,000 shares of common stock, $0.0001 par value

•	10,000,000 shares of preferred stock, $0.0001 par value, none of which are issued or outstanding.

Outstanding Equity:

(a)	There are 104,496,046 outstanding shares of Common Stock.

(b)	There are outstanding options to purchase 6,824,296 shares of Common Stock.

(c)	There are outstanding restricted stock units granted under the 2009 Plan to acquire 716,691 shares of Common Stock.

(d)	There are outstanding warrants to acquire 1,800,505 shares of Common Stock.

(e)
The Company has entered into agreements with licensed broker dealers providing for placement agent warrants in connection with the transactions contemplated by the Transaction Documents, as described in Schedule 8(a), or underwriter warrants customarily issued in connection with underwritten public offerings.

(f)
12% Convertible Debentures dated April 5, 2013 and securities issuable pursuant to such transaction agreements (the “April 2013 Debentures”), in the aggregate principal amount of $570,000, which are convertible into shares of Common Stock.  The April 2013 Debentures include anti-dilution and other provisions pursuant to which the conversion price of the April 2013 Debentures will be reduced, and the number of shares issuable upon conversion of the April 2013 Debentures increased, upon the issuance (with certain exceptions) of securities below the then-conversion price of the April 2013 Debentures or the occurrence of certain events of default.  The securities purchase agreement relating to these debentures provides that as long as an investor holds any of the debentures, the investor has a right of first refusal, which has been waived with respect to the transactions contemplated by the Transaction Documents, to purchase new securities (with certain exceptions) that the Company may propose to offer and sell while any debentures are outstanding.  The investors have agreed that following the closing of the transactions contemplated by the Subscription Agreement, their right of first refusal will apply to new securities that the Subscribers have elected not to purchase under the rights granted to the Subscribers under the Transaction Documents.

(g)
Convertible Promissory Note dated December 31, 2012 and securities issuable pursuant to such transaction agreements (the “December 2012 Note”), in the aggregate principal amount of $600,000, convertible into shares of Common Stock.

(h)	Under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”), non-employee directors are entitled to receive annual automatic awards of options.

(i)
On the Closing Date, the Company will issue to the holder of the December 2012 Note a warrant to purchase 375,000 shares of Common Stock, at an exercise price per share equal to 110% of the closing price of the Common Stock on the trading day preceding the Closing Date.

Schedule 5(f)
No Violation of Conflict

In connection with the transactions contemplated by the Transaction Documents, the Company will obtain the waivers, consents and approvals of the holders of the April 2013 Debentures, December 2012 Note and June 2012 Note.  In connection with the grant of the security interest contemplated by the Security Agreement, the Company will obtain the consents and approvals of the Regents of the University of California (as represented by the University of California, San Diego), Dana Farber Institute, Inc., and Wisconsin Alumni Research Foundation, as licensors under the License Agreements (as defined below) pursuant to which the Company has licensed certain intellectual property rights, to the grant of the security interests contemplated by the Security Agreement, subject to the terms and conditions set forth in such consents and approvals.

The Company’s obligations under the April 2013 Debentures and the June 2012 Note and related transaction agreements are guaranteed by the Company’s Adamis Labs, Adamis Viral and Adamis Corp. subsidiaries pursuant to Guarantees executed by such subsidiaries.

Schedule 5(r)
Accountants

Mayer Hoffman McCann P.C., was the independent accountant with respect to the Company’s financial statements for the years ended March 31, 2012 and 2011 and is expected to express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending March 31, 2013.

Schedule 5(w)
Transfer Agent

First American Stock Transfer
4747 N. 7th Street, Suite 170
Phoenix, AZ 85014
602-759-5512 Phone
602-759-5522 Fax
Contact: Robyn Brand
Email: robyn@firstamericanstock.com

Schedule 8(a)
Fees

LifeTech Capital (“LTC”) is entitled to receive a cash fee equal to 5.0% of the gross proceeds of Securities issued by the Company to the investors that LTC introduced by LTC to the Company (“LTC Investors”).  In addition, LTC is entitled to receive placement agent warrants to purchase common stock equal to 5.0% of the number of shares initially issuable by the Company upon conversion or exercise of the notes and warrants issued in the offering contemplated by the Transaction Documents.  The warrants will have a term of five years, include a cashless exercise feature, and will have an exercise price per share equal to the exercise price of the Warrants issued to the Subscribers.

Alpha Capital Anstalt will receive a due diligence fee of $70,000.

No fees will be paid in connection with the rolling in of the Prior Notes described in Section 13 of the subscription Agreement.

Schedule 9(e)
Use of Proceeds

The Company will use a portion of the proceeds to make scheduled interest payments under the December 2012 Note of $5,167 per month.  The Company will use approximately 67% of the cash proceeds substantially for acquisition of rights regarding products, assets or technologies, and to enable the FDA filing for the Company’s epinephrine syringe product candidate.  The balance will be used for payment of operating, general and administrative expenses including current and accrued salaries to employees, fees to directors, and other obligations incurred in the ordinary course of the Company’s business.

Schedule 9(l)
Intellectual Property

The Company’s Biosyn, Inc. subsidiary holds the following issued patents.  The Company makes no representations or warranties concerning whether such patents have been or will be maintained:

Program	Country	Status	Filing Date (Issue Date)	Patent # (where applicable)
C31G/Savvy	African Union (OAPI)	Issued	7/17/1991 (9/15/1994)	9911
C31G/Savvy	Namibia	Issued	3/19/1992 (11/25/1992)	92/0017
C31G/Savvy	U.S.	Issued	3/22/1991 (5/24/1994)	5,314,917
C31G/Savvy	U.S.	Issued	4/4/1994 (10/2/2001)	6,297,278

Registered copyrights:  None.

Registered trademarks:  None, other than the following:

MARK	Registration Number or Application Serial #	International Class
AEROKID	2,946,639	5
AEROKID LOGO	3,025,733	5
LOGO	2,969,548	5
AEROHIST	3,000,259	5
ANA-TOTE	2,805,731	5

These trademarks relate to certain allergy and respiratory products that the Company has not sold for more than two years.  The Company makes no representations or warranties concerning the status of such marks or whether they have been or will be maintained.

Pursuant to its license agreements (the “License Agreements”) with (i) The Regents of the University of California (as represented by University of California San Diego) and Dana Farber Cancer Institute, Inc., (ii) Wisconsin Alumni Research Foundation, and (iii) Nevagen, LLC, the Company has licensed rights to use certain patents and intellectual property rights held by such licensors, pursuant to the terms of the applicable license agreements, as described in the Reports.  The Company has separately provided to the investors a schedule containing information concerning the licensed patents and patent applications, and the Company hereby represents that the information provided on such schedule that is not included in information filed on the exhibits to the License Agreement filed with the SEC does not constitute material non-public information.

The Company own rights to the following Domain Names:

Adamislaboratories.com
Adamislabs.com
Adamispharmaceutical.com
Adamispharmaceuticals.com
Adamispharma.com

Schedule 9(p)(i)
Negative Covenants

The Company’s rights to use the intellectual property covered by the License Agreements are subject to the terms of such License Agreements and to the licensors’ ability to terminate the applicable License Agreement pursuant to the provisions of the License Agreements.

The Company’s obligations under the April 2013 Debentures and the June 2012 Note and related transaction agreements are guaranteed by the Company’s Adamis Labs, Adamis Viral and Adamis Corp. subsidiaries (the “Guarantors”) pursuant to Guarantees executed by such subsidiaries.  Such guarantees will be subordinated to the guarantees provided to the Subscribers by the Guarantors in the Transaction Documents.

The Company has outstanding promissory notes to Dennis Carlo, Ph.D., the president and chief executive officer of the Company, evidencing loans made by Dr. Carlo to the Company in 2009.  As of  May 31, 2013, the outstanding principal balance under the Carlo Notes was $81,232.  The Company's obligations under the Carlo Notes are secured by a security interest in the Company’s assets, although no financing statement has been filed with respect to such notes.  Dr. Carlo will be a party to the Intercreditor Agreement and will subordinate such security interest to the rights of the Subscribers under the Transaction Documents, pursuant to the terms of the Intercreditor Agreement.

Schedule 9(q)
Variable Priced Equity Linked Instruments

The June 2012 Note and the April 2013 Notes contain provisions relating to possible future adjustments to the conversion price of such notes upon price anti-dilution events or events of default that may be regarded as including Variable Rate Restrictions and as making such notes Variable Priced Equity Linked Instruments, as modified pursuant to the Waiver and Consent executed by the holders of such notes.

Schedule 12(a)
Excepted Issuances

•	Outstanding options to purchase 6,824,296 shares of Common Stock.

•	Outstanding restricted stock units granted under the 2009 Plan to acquire 716,691 shares of Common Stock.

•	Outstanding warrants to acquire 1,800,505 shares of Common Stock.

•
Securities issuable upon conversion of the April 2013 Debentures.  Subject to the modified terms of the Consent and Waiver, the principal amount and all accrued interest are convertible into shares of Common Stock at any time at the discretion of the holder at an initial conversion price per share of $0.50, subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions and subject to the terms of the Debentures.  The conversion price is also subject to full-ratchet anti-dilution protection as provided in the Debentures.

•
Securities issuable upon conversion of the December 2012 Note.  Subject to the modified terms of the Consent and Waiver, the investor has the right to convert part or all of the principal and interest owed under the December 2012 Note into Common Stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of Common Stock).

•
Securities issuable upon exchange of Old Adamis stock certificates for common stock of the Company pursuant to the 2009 merger of Old Adamis and Old Cellegy. Warrants issued to LTC to purchase common stock equal to 5.0% of the number of shares initially issuable by the Company upon conversion or exercise of the notes and warrants issued in the offering contemplated by the Transaction Documents.  The warrants will have a term of five years, include a cashless exercise feature, and will have an exercise price per share equal to the exercise price of the Warrants issued to the Subscribers.

Schedule 13
Special Conditions

Gemini Master Fund, Ltd. is the holder of the June 2012 Note.  The amount of principal and accrued interest under the June 2012 Note is $551,944.44 as of June 21, 2013.